 Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, May 8, 2013 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2013.

For the quarter ended March 31, 2013, the Company reported a net loss of $5,775,000, or $0.09 per share, compared to a net loss of $4,260,000, or $0.08 per share, for the first quarter of 2012.

At March 31, 2013, the Company had a total of $119,641,000 in cash, equivalents and marketable securities.

Operational Update

●
Enrollment in the Phase 3 METIV-HCC (MET-high patients with tivantinib in HCC) trial with tivantinib (ARQ 197) in hepatocellular carcinoma was initiated in January, 2013 and is proceeding as planned with the opening of clinical sites in the U.S. and Europe;

●
The Company has regained worldwide rights to compounds previously covered under its AKIP™ (ArQule Kinase Inhibitor Platform) collaboration with Daiichi Sankyo Co., Ltd., including ARQ 092, an AKT inhibitor in Phase 1 clinical development for which data presented at the American Association for Cancer Research (AACR) Annual Meeting demonstrated inhibition of the AKT pathway and a manageable safety profile;

●
Data from the Company’s Phase 2 trial in colorectal cancer with tivantinib in combination with irinotecan and cetuximab will be presented at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in June, 2013.

“With respect to our lead product, tivantinib, in January we enrolled the first patient in the pivotal Phase 3 METIV trial of tivantinib as a single agent in HCC,” said Paolo Pucci, chief executive officer of ArQule.  “Building upon the clinical benefits observed in MET-high patients in our Phase 2 trial, investigators in the METIV trial are enrolling previously treated patients with MET-high tumors. We have opened a number of sites in the U.S. and Europe during the past several months, and we look forward to building momentum in patient enrollment in the months to come.

“In colorectal cancer, we plan to present final data from our Phase 2 trial of tivantinib in combination with irinotecan and cetuximab at the ASCO Annual Meeting in June,” said Mr. Pucci.  “The presentation will include mature overall survival data from this trial.

“We are delighted to have regained worldwide rights to the AKT program,” said Mr. Pucci.  “The early Phase 1 clinical data for ARQ 092 presented recently at AACR is encouraging and potentially provides a basis for differentiating this compound in the class of AKT inhibitory agents.  We are continuing to enroll patients in this trial and have not yet declared a maximum tolerated dose, following which we plan to explore the activity of ARQ 092 in patients with AKT-driven tumors.”

Revenues and Expenses

The Company reported research and development revenue of $5,661,000 for the quarter ended March 31, 2013, compared with $8,498,000 for the quarter ended March 31, 2012. Revenue in the three months ended March 31, 2013 is comprised primarily of revenue from the Daiichi Sankyo tivantinib development agreement, the license agreement with Daiichi Sankyo for the development of ARQ 092, and the Kyowa Hakko Kirin exclusive license agreement for tivantinib.

The $2.8 million revenue decrease in the quarter ended March 31, 2013 is primarily due to revenue decreases of $4.9 million from our Daiichi Sankyo AKIP™ agreement and $0.3 million from our Daiichi Sankyo ARQ 092 agreement, partially offset by a $0.5 million increase in revenue from our Daiichi Sankyo tivantinib program and $1.8 million from a one-time research project.

Total costs and expenses for the quarter ended March 31, 2013 were $11,581,000 compared to $12,902,000 for the first quarter of 2012.   Research and development costs for the quarter ended March 31, 2013 were $8,181,000 compared to $9,303,000 for the first quarter of 2012.   These decreases were primarily due to lower outsourced clinical and product development costs related to tivantinib and pipeline programs.  General and administrative costs for the quarter ended March 31, 2013 were $3,400,000, compared to $3,599,000 for the first quarter of 2012.

Conference Call and Webcast

Conference call details

Date:		Thursday, May 8, 2013
Time:		9:00 a.m. Eastern Time
Conference Call Numbers
	Domestic:	877-868-1831
	International:	914-495-8595
	Web cast:	http://www.arqule.com

A replay of the conference call will be available beginning two hours after the completion of the call until the end of May 10, 2013 and can be accessed by dialing toll-free 855-859-2056 and outside the U.S. 404-537-3406.  The confirmation code for replayed calls is 33189641.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR); ARQ 621, designed to inhibit the Eg5 kinesin motor protein; and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development and its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 087, ARQ 092, ARQ 621 and ARQ 736 may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc. and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible.  There is a risk that these issues may not be successfully resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be.  In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended March 31,
	2013	2012

Research and development revenue (1)	$5,661	$8,498

Costs and expenses:
Research and development	8,181	9,303
General and administrative	3,400	3,599
Total costs and expenses	11,581	12,902

Loss from operations	(5,920)	(4,404)

Interest income	151	65
Interest expense	(4)	(6)
Other income (expense)	(2)	85
Net loss	(5,775)	(4,260)

Unrealized gain on marketable securities	9	19

Comprehensive loss	$(5,766)	$(4,241)

Basic and diluted loss per share	$(0.09)	$(0.08)

Weighted average shares used in calculating:
Basic and diluted loss per share	62,384	53,810

(1)	Research and development revenue is shown net of collaboration contra-revenue of $0.2 million and $3.4 million for the quarter ended March 31, 2013 and 2012, respectively.

Balance sheet data (in thousands):	March 31, 2013	December 31, 2012

Cash, equivalents and marketable securities- short term	$87,108	$79,271
Marketable securities- long term	32,533	51,328
	$119,641	$130,599

Total assets	$123,400	$134,193
Notes payable	$1,700	$1,700
Stockholders’ equity	$76,628	$81,029